Exhibit 99.1

Skyward Specialty Insurance Group Reports First Quarter 2025 Results
Houston, TX – May 1, 2025 – Skyward Specialty Insurance Group, Inc. (Nasdaq: SKWD) (“Skyward Specialty” or the “Company”) today reported first quarter 2025 net income of $42.1 million, or $1.01 per diluted share, compared to $36.8 million, or $0.90 per diluted share, for the same 2024 period.
Adjusted operating income(1) for the first quarter of 2025 was $37.3 million, or $0.90 per diluted share, compared to $31.0 million, or $0.75 per diluted share, for the same 2024 period.
Highlights for the first quarter included:
•Gross written premiums of $535.3 million, an increase of 16.7% compared to 2024;
•Combined ratio of 90.5%;
•Ex-Cat combined ratio of 88.3%;
•Annualized return on equity of 20.5%; and,
•Book value per share of $21.06, an increase of 6% compared to December 31, 2024.

(1) See "Reconciliation of Non-GAAP Financial Measures"
Skyward Specialty Chairman and CEO Andrew Robinson commented, "We delivered outstanding first quarter results, including adjusted operating income(1) which increased over 20% to $37.3 million, which is the best in Company history, and we achieved annualized return on equity of 20.5%. We continued our consistent and strong record of growth in underwriting performance as gross written premiums increased by approximately 17%, and we delivered a 90.5% combined ratio inclusive of 2.2 points of catastrophe losses. Our strong growth this quarter highlights the strength of our diversified business portfolio, with our global agriculture unit and our accident & health division each having a breakout quarter; we have highlighted these two areas as part of our intentional strategy to grow in areas less exposed to the P&C market."
"As we look out to the remainder of the year, we remain confident that the strength of our diversified business portfolio, the power of our Rule Our Niche strategy, our investment in technology and talent, and our track record for consistent execution, positions us to continue to deliver strong financial results that create long-term value for our shareholders."

Results of Operations
Underwriting Results

Premiums
($ in thousands)	Three months ended March 31,
unaudited	2025	2024	% Change
Gross written premiums	$535,326	$458,620	16.7%
Ceded written premiums	$(192,055)	$(171,520)	12.0%
Net retention	64.1%	62.6%	NM (1)
Net written premiums	$343,271	$287,100	19.6%
Net earned premiums	$300,366	$236,342	27.1%
(1) Not meaningful

The increase in gross written premiums for the first quarter of 2025, when compared to the same 2024 period, was driven by double-digit premium growth primarily from the agriculture and credit (re)insurance, accident & health and specialty programs divisions, partially offset by a decrease in gross written premiums in the global property division.
During the first quarter 2025, the Company updated its underwriting divisions to align with how management currently oversees the business, allocates resources and evaluates operating performance. The Company added a ninth division, Agriculture and Credit (Re)insurance, which includes the Global Agriculture unit, previously reported with Global Property, and the Mortgage and Credit units, and focuses on specialty classes for which reinsurance provides a more attractive market entry. The Industry Solutions division is now the Construction & Energy Solutions division and the Inland Marine unit is now included in the Transactional E&S division. Programs is now Specialty Programs. Prior reporting periods have been conformed to reflect the new presentation.

Combined Ratio	Three months ended March 31,
(unaudited)	2025	2024
Non-cat loss and LAE	60.2%	60.6%
Cat loss and LAE(1)	2.2%	0.4%
Prior accident year development - LPT	0.0%	(0.1)%
Loss Ratio	62.4%	60.9%
Net policy acquisition costs	14.8%	13.6%
Other operating and general expenses	14.0%	16.0%
Commission and fee income	(0.7)%	(0.9)%
Expense ratio	28.1%	28.7%
Combined ratio	90.5%	89.6%
Ex-Cat Combined Ratio(2)	88.3%	89.2%

(1) Current accident year
(2) Defined as the combined ratio excluding cat loss and LAE(1)

The loss ratio for the first quarter of 2025 increased 1.5 points when compared to the same 2024 period, due to higher catastrophe losses, primarily from convective storms in the Midwest and the California wildfires. Partially offsetting the increase in the cat loss and LAE ratio was improvement in the non-cat loss and LAE ratio driven by the business mix shift.
The expense ratio for the first quarter improved 0.6 points when compared to the same 2024 period due to earnings leverage partially offset by higher acquisition costs due to the business mix shift.
The expense ratios for the first quarters of 2025 and 2024 exclude the impact of IPO related stock compensation and secondary offering expenses, which are reported in other expenses in our condensed consolidated statements of operations and comprehensive income.
Investment Results

Net Investment Income
$ in thousands	Three months ended March 31,
(unaudited)	2025	2024
Short-term investments & cash and cash equivalents	$4,041	$5,088
Fixed income	16,730	12,478
Equities	657	627
Alternative & strategic investments	(2,097)	104
Net investment income	$19,331	$18,297
Net unrealized gains on securities still held	$5,491	$8,991
Net realized gains (losses)	1,350	(688)
Net investment gains	$6,841	$8,303

Net investment income for the first quarter of 2025 increased $1.0 million when compared to the same 2024 period, driven by increased income from our fixed income portfolio due to a higher yield and larger asset base. Partially offsetting the increase in income from our fixed income portfolio were (i) losses from the alternative and strategic investments portfolio due to the decline in the fair value of limited partnership investments, and (ii) less income from short-term investments driven by a lower yield.
Stockholders’ Equity
Stockholders’ equity was $850.7 million at March 31, 2025 which represented an increase of 7.1% when compared to stockholders' equity of $794.0 million at December 31, 2024. The increase in stockholders’ equity was primarily due to an increase in the market value of our investment portfolio and net income.

Conference Call
At 9:30 a.m. eastern time tomorrow, May 2, 2025, Skyward Specialty management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion at investors.skywardinsurance.com under Events & Presentations. Additionally, investors can access the earnings call via conference call by registering via the conference link. Users will receive dial-in information and a unique PIN to join the call upon registering.
Non-GAAP Financial Measures
This release contains certain financial measures and ratios that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP financial measures.” We use these non-GAAP financial measures when planning, monitoring, and evaluating our performance.
We consider these non-GAAP financial measures to be useful metrics for our management and investors to facilitate operating performance comparisons from period to period. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and is not meant to be a substitute for revenue or net income, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures. For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see the section entitled “Reconciliation of Non-GAAP Financial Measures.”
About Skyward Specialty Insurance Group, Inc.
Skyward Specialty is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through nine underwriting divisions - Accident & Health, Agriculture and Credit (Re)insurance, Captives, Construction & Energy Solutions, Global Property, Professional Lines, Specialty Programs, Surety and Transactional E&S. SKWD stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
Skyward Specialty's subsidiary insurance companies consist of Great Midwest Insurance Company, Houston Specialty Insurance Company, Imperium Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A (Excellent) with stable outlook by A.M. Best Company. Additional information about Skyward Specialty can be found on our website at www.skywardinsurance.com.

Forward-Looking Statements
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Skyward Specialty's Form 10-K, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the potential loss of key members of our management team or key employees and our ability to attract and retain personnel, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss, and losses resulting from reinsurance counterparties failing to pay us on reinsurance claims. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Skyward Specialty Insurance Group, Inc.
Investor contact:
Natalie Schoolcraft,
nschoolcraft@skywardinsurance.com
614-494-4988
or
Media contact:
Haley Doughty
hdoughty@skywardinsurance.com
713-935-4944

Skyward Specialty Insurance Group, Inc.

Consolidated Balance Sheets
($ in thousands, except share and per share amounts)
(unaudited)	March 31, 2025	December 31, 2024
Assets
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $1,410,269 and $1,320,266, respectively)	$1,397,508	$1,292,218
Fixed maturity securities, held-to-maturity, at amortized cost (net of allowance for credit losses of $250 and $243, respectively)	37,519	39,153
Equity securities, at fair value	108,075	106,254
Mortgage loans, at fair value	16,012	26,490
Equity method investments	88,588	98,594
Other long-term investments	37,646	33,182
Short-term investments, at fair value	308,042	274,929
Total investments	1,993,390	1,870,820
Cash and cash equivalents	112,916	121,603
Restricted cash	40,590	35,922
Premiums receivable, net	417,542	321,641
Reinsurance recoverables, net	902,970	857,876
Ceded unearned premium	232,147	203,901
Deferred policy acquisition costs	126,439	113,183
Deferred income taxes	26,984	30,486
Goodwill and intangible assets, net	87,089	87,348
Other assets	90,566	86,698
Total assets	$4,030,633	$3,729,478
Liabilities and stockholders’ equity
Liabilities:
Reserves for losses and loss adjustment expenses	$1,871,491	$1,782,383
Unearned premiums	708,347	637,185
Deferred ceding commission	45,544	40,434
Reinsurance and premium payables	243,083	177,070
Funds held for others	113,748	102,665
Accounts payable and accrued liabilities	78,154	76,206
Notes payable	100,000	100,000
Subordinated debt, net of debt issuance costs	19,545	19,536
Total liabilities	3,179,912	2,935,479
Stockholders’ equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 40,402,879 and 40,127,908 shares issued and outstanding, respectively	404	401
Additional paid-in capital	721,186	718,598
Accumulated other comprehensive loss	(10,047)	(22,120)
Retained earnings	139,178	97,120
Total stockholders’ equity	850,721	793,999
Total liabilities and stockholders’ equity	$4,030,633	$3,729,478

Skyward Specialty Insurance Group, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income
($ in thousands)	Three months ended March 31,
(unaudited)	2025	2024

Revenues:
Net earned premiums	$300,366	$236,342
Commission and fee income	1,976	2,026
Net investment income	19,331	18,297
Net investment gains	6,841	8,303
Other income	13	—
Total revenues	328,527	264,968
Expenses:
Losses and loss adjustment expenses	187,309	143,914
Underwriting, acquisition and insurance expenses	86,551	69,774
Interest expense	1,834	2,727
Amortization expense	337	388
Other expenses	1,061	1,188
Total expenses	277,092	217,991
Income before income taxes	51,435	46,977
Income tax expense	9,377	10,193
Net income	42,058	36,784
Comprehensive income:
Net income	$42,058	$36,784
Other comprehensive income:
Unrealized gains and losses on investments:
Net change in unrealized gains (losses) on investments, net of tax	12,255	(5,418)
Reclassification adjustment for losses on securities no longer held, net of tax	(182)	(908)
Total other comprehensive income (loss)	12,073	(6,326)
Comprehensive income	$54,131	$30,458

Skyward Specialty Insurance Group, Inc.

Share and Per Share Data
($ in thousands, except share and per share amounts)	Three months ended March 31,
(unaudited)	2025	2024

Weighted average basic shares	40,196,416	39,108,351
Weighted average diluted shares	41,680,595	41,085,136

Basic earnings per share	$1.05	$0.94
Diluted earnings per share	$1.01	$0.90
Basic adjusted operating earnings per share	$0.93	$0.79
Diluted adjusted operating earnings per share	$0.90	$0.75

Annualized ROE (1)	20.5%	21.7%
Annualized adjusted ROE (2)	18.2%	18.3%
Annualized ROTE (3)	22.9%	25.0%
Annualized adjusted ROTE (4)	20.3%	21.1%

	March 31	December 31
	2025	2024

Shares outstanding	40,402,879	40,127,908
Fully diluted shares outstanding	42,234,957	42,059,182

Book value per share	$21.06	$19.79
Fully diluted book value per share	$20.14	$18.88
Fully diluted tangible book value per share	$18.08	$16.80

(1) Annualized ROE is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(2) Annualized adjusted ROE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(3) Annualized ROTE is net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period
(4) Annualized adjusted ROTE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted operating income – We define adjusted operating income as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define adjusted operating income differently.

($ in thousands)	Three months ended March 31,
(unaudited)	2025		2024
	Pre-tax	After-tax	Pre-tax	After-tax
Income as reported	$51,435	$42,058	$46,977	$36,784
Less (add):
Net investment gains	6,841	5,594	8,303	6,501
Net impact of loss portfolio transfer	—	—	241	189
Other income	13	11	—	—
Other expenses	(1,061)	(868)	(1,188)	(930)
Adjusted operating income	$45,642	$37,321	$39,621	$31,024

Underwriting income – We define underwriting income as net income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments, impairment charges, interest expense, amortization expense and other income and expenses. Underwriting income represents the pre-tax profitability of our underwriting operations and allows us to evaluate our underwriting performance without regard to investment income. We use this metric as we believe it gives our management and other users of our financial information useful insight into our underlying business performance. Underwriting income should not be viewed as a substitute for pre-tax income calculated in accordance with GAAP, and other companies may define underwriting income differently.

($ in thousands)	Three months ended March 31,
(unaudited)	2025	2024
Income before income taxes	$51,435	$46,977
Add:
Interest expense	1,834	2,727
Amortization expense	337	388
Other expenses	1,061	1,188
Less:
Net investment income	19,331	18,297
Net investment gains	6,841	8,303
Other income	13	—
Underwriting income	$28,482	$24,680

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Tangible Stockholders’ Equity – We define tangible stockholders’ equity as stockholders’ equity less goodwill and intangible assets. Our definition of tangible stockholders’ equity may not be comparable to that of other companies and should not be viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. We use tangible stockholders’ equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure.

($ in thousands)	March 31,		December 31,
(unaudited)	2025	2024	2024
Stockholders' equity	$850,721	$692,272	$793,999
Less: Goodwill and intangible assets	87,089	88,137	87,348
Tangible stockholders' equity	$763,632	$604,135	$706,651

Skyward Specialty Insurance Group, Inc.
Gross Written Premiums by Underwriting Division (Unaudited)

	Three months ended March 31,
($ in thousands)	2025	2024	% Change
Accident & Health	$63,169	$40,901	54.4%
Agriculture and Credit (Re)insurance	87,847	43,321	102.8%
Captives	68,401	68,408	—%
Construction & Energy Solutions	75,571	74,222	1.8%
Global Property	46,686	57,312	(18.5)%
Professional Lines	41,166	42,239	(2.5)%
Specialty Programs	62,675	52,178	20.1%
Surety	37,798	33,842	11.7%
Transactional E&S	52,006	46,232	12.5%
Total gross written premiums(1)	$535,319	$458,655	16.7%
(1) Excludes exited business